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PORTIONS OF THIS DOCUMENT INDICATED BY AN [***] HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE SECURITIES EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT OF SUCH INFORMATION.


                                                                  EXHIBIT 10.10

                             Kyocera Wireless Corp.
                                Supply Agreement

This Supply Agreement (the "Agreement") is entered into on September 1, 2000 (the "Effective Date") by and between Kyocera Wireless Corp., a Delaware corporation ("Kyocera") and Brightstar Corporation, a Delaware corp. corporation ("Purchaser"), with respect to the following facts:

WHEREAS, Purchaser desires to purchase subscriber equipment from time to time under regular purchase orders and Kyocera to sell such equipment to Purchaser in accordance with the terms and conditions of this Agreement: and

NOW, THEREFORE, the parties, in consideration of the mutual promises set forth herein, agree as follows:

1. DEFINITIONS. The following capitalized terms shall have the meanings set forth below:

"P.O." means a written offer by purchaser to purchase Products pursuant to this Agreement, each of which shall be deemed to incorporate all the terms, conditions and other provisions of this Agreement.

"Products" means the CDMA units and accessories related thereto offered to be sold under this Agreement and described in a P.O. accepted by Kyocera as specified below, and any accompanying documentation; individually, a "Product". From time to time Kyocera may modify this definition upon written notice to Purchaser.

"Territory" means the Dominican Republic, Guatemala, Honduras, Uruguay and Venezuela.

"Warranty Period" means (i) as to accessories, the period expiring [***] months after the manufacturer's date code on such product; and (ii) as to subscriber units, the period expiring [***] months after delivery of such product to the Shipping Location (as such term is defined in Section 4 below).

2. AGREEMENT. During the Term of this Agreement and only in accordance with and subject to the terms and conditions of this Agreement, Purchaser shall have the non-exclusive right to purchase Products from Kyocera and sell such Products for resale only in the Territory. This Agreement shall apply to each and every P.O. for Products issued to Kyocera by Purchaser unless the parties expressly agree in writing that this Agreement does not apply. Subject to the following sentence, each P.O. accepted by Kyocera in writing and this Agreement shall constitute the entire agreement between Purchaser and Kyocera with respect to the purchase, sale and delivery of Products described in Such P.O., and each such accepted P.O. shall become part of this Agreement. Notwithstanding the foregoing, any terms or conditions stated by Purchaser in any P.O., or otherwise, that are different from, or in addition to this Agreement, other than to express types and quantities of Product ordered and shipment destinations, shall be of no force and effect, and no course of dealing, usage of trade, or course of performance shall be relevant to explain or modify any term expressed in this Agreement.

3. ORDERS. From time to time the term of this Agreement, Purchaser may order Products from Kyocera by submitting to Kyocera, Attn.: Sales Administration, a P.O. stating the items and quantities of Product which Purchaser desires to purchase from Kyocera and the requested delivery date for such items. Kyocera is not obligated by this Agreement to accept any P.O. from Purchaser. A P.O. becomes a part of this Agreement in accordance with Section 2 above only after it is accepted in writing by Kyocera and thus forms a binding contract between the parties. Once this contract is formed, it cannot be canceled by either party without the written consent of the other party.

4. DELIVERY. All deliveries of Product shall, be made FOB Kyocera's San Diego facility (the "Shipping Location"), and Purchaser shall pay all shipping charges directly to carrier. In the absence of written shipping instructions from Purchaser, Kyocera will select the carrier. In the event Kyocera pays any shipping, freight, or insurance charges on behalf of Purchaser. Purchaser shall promptly reimburse Kyocera for all such charges. If shipment of any Product is delayed at Purchaser's request, Purchaser shall bear all costs and risks of holding such

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Product and Kyocera may invoice Purchaser for such Product on the date when
Kyocera is prepared to make shipment.

5. TITLE AND RISK OF LOSS. Title to any Product to be sold to Purchaser and risk of loss or damage to the Product shall pass to Purchaser upon Kyocera's delivery of the Product to the carrier at the Shipping Location.

6. INSPECTION; ACCEPTANCE. Purchaser shall inspect and reject all items of defective Product within fifteen (15) days after the date of shipment. If Purchaser fails to effectively reject any defective Product in a written document delivered to Kyocera within such 15-day period, Purchaser shall be deemed conclusively to have accepted such Product and thereafter, Purchaser's sole remedy shall be the warranty referred to in Section 9.

7. PRICE AND PAYMENT TERMS. The prices of Product delivered shall be as mutually agreed upon by the parties. All amounts stated herein and/or required to be paid hereunder are stated in, and shall be paid in, U.S. Dollars. The prices do not include any applicable sales, use, excise and/or withholding taxes; customs duties; fees; freight, insurance and delivery charges; or any other taxes, fees, or charges. All taxes, fees and other charges imposed in connection with the sale and delivery of the Product shall be paid directly by Purchaser. In the event Kyocera pays any such fees, taxes, or charges, Purchaser shall promptly reimburse Kyocera therefor.

With respect to each P.O. accepted by Kyocera, Kyocera will invoice Purchaser for Product purchased upon delivery of such Product to the Shipping Location, and Purchaser shall pay all such invoices by check or wire transfer within [***] days after the invoice date. Kyocera reserves the right to require reasonable as assurances of payment by Purchaser e.g., funded financially by a financial institution acceptable to Kyocera or letter of credit from a reputable bank provided by Purchaser to Kyocera not later than [***] days prior to the scheduled delivery date. Kyocera may, from time to time, evaluate Purchaser's credit standing and, on that basis, establish a credit limit to accomodate Purchaser's issuance of P.O.s as herein provided. Purchaser shall provide any reasonable assistance requested by Kyocera to make such evaluation.

Purchaser shall pay to Kyocera a late charge on any past due amounts at the rate of one and one-half percent (1.5%) per month or part thereof or the maximum amount permitted by law, whichever is less, Purchaser hereby waives any existing and future claims and offsets against payments due for the purchase of any and all Product and pay all amounts due regardless of any such offset or claim.

Each shipment of Product to Purchaser shall constitute a separate sale, obligating Purchaser to pay therefor whether said shipment be in whole or only partial fulfillment of any P.O. or confirmation issued in connection therewith.

8. SOFTWARE. Certain items of Products sold to Purchaser hereunder may contain or be accompanied by software ("Software"), and, except as otherwise expressly provided herein, all references to "Products" herein shall be deemed to include the accompanying Software, provided that nothing herein shall be construed as the sale of any Software to Purchaser. Kyocera hereby grants to Purchaser a non-exclusive license to use the Software solely in conjunction with the Products sold by Kyocera for which Kyocera intends it to be used, for the duration of the useful life of such Products and subject to the terms and conditions of this Agreement Purchaser shall not, without the Prior written consent of Kyocera, (i) alter, modify, translate, or adapt any Software or create any derivative works based thereon or disassemble, decompile or reverse engineer the Software for any purpose; (ii) copy any Software (except that Purchaser may make one copy for archival purposes); (iii) assign, sublicense or otherwise transfer the Software in whole or in part, except in conjunction with the resale of Product in which such Software is contained; (iv) use the Software except as specifically contemplated in this Agreement; or (v) disclose the Software to any third party. The entire right, title and interest in the Software shall remain with Kyocera and/or its licensors, and Purchaser shall not remove any copyright notices or other legends from the Software or any accompany documentation.

9. WARRANTIES. The sole and exclusive warranty for the Products is set forth in Appendix I. Purchaser hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth herein. Kyocera does not give, nor shall Kyocera be responsible for providing, any warranty to end user customers of the Products, Purchaser shall provide any and all end user/consumer warranties associated


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with the Products, and shall be solely responsible for obligations to such end user customers. Purchaser shall indemnify and hold Kyocera harmless from and against any valid end user warranty claim that Kyocera is required by law to honor with respect to the Products and which is outside the warranty set forth in Appendix 1; provided that Purchaser shall first be given the opportunity to perform under such warranty obligation.

10. INDEMNIFICATION. Kyocera shall(i) at its own expense, defend or at its option settle, any claim, suit or proceeding brought against Purchaser for infringement of any United States patent or copyright in connection with any Product supplied by Kyocera to Purchaser under this Agreement; and (ii) pay any final judgment entered against. Purchaser on such issue in any such claim, suit or proceeding defended by Kyocera, subject to the conditions that Purchaser should provide Kyocera notice of any such claim, suit or proceeding promptly after Purchaser shall receive notice or obtain knowledge thereof, and, at Purchaser's expense, provide full information and assistance as requested by Kyocera in such defense. Kyocera may, in the event of any such claim, suit or proceeding, modify or replace the affected Product to eliminate the alleged infringement or give Purchaser a refund of the price of the affected Product, less depreciation, in lieu of any other obligations or responsibilities hereunder. Notwithstanding the forgoing, Kyocera shall have no liability for or responsibility with respect to any infringement arising out of: (a) the combination of any Product with any other product whether or not furnished to Purchaser by Kyocera; or (b) the modification of any Product unless made by Kyocera. Kyocera shall not be liable for any costs or expenses incurred without Kyocera's prior written authorization, and in no event shall Kyocera's total liability to Purchaser under this provision exceed the aggregate sum paid by Purchaser to Kyocera for the affected Product. The foregoing states the entire responsibility of Kyocera with respect to any alleged intellectual property right infringement or violation in connection with the Product, and Kyocera shall in no event be liable for loss of use or for incidental, indirect or consequential damages, whether in contract or in tort, by virtue of any such infringement or violation.

Purchaser shall indemnify defend and hold harmless Kyocera against any and all losses, claims, damages and expenses (including attorneys' fees) arising out of or related to Purchaser's (including its employees and independent contractor), misuse and/or modification of the Product, or Purchaser's use of any Product in combination with any other items not approved by Kyocera, even if such use is the necessary, inherent and/or intended use of the Product.

11. INTELLECTUAL PROPERTY . Except as expressly provided in Section 8 hereof, the sale of Product and license of Software to Purchaser does not convey to Purchaser any intellectual property rights in such Product or Software, including but not limited to any rights under any patent, trademark, copyright, or trade secret. This Agreement shall not modify or abrogate Purchaser's obligations under any existing license agreement between Purchaser and Kyocera, including but not limited to Purchaser's obligation to pay all royalties specified thereunder, and shall not expand or alter Purchaser's rights thereunder. Neither the sale of Product, the license of any Software, nor any provision of this Agreement shall be construed to grant to Purchaser, either expressly, by implication or by way of estoppel, any license under any patents or other intellectual property rights of Kyocera and/or its licensors covering or relating to any other product or invention or any combination of Product or Software with any other product. Purchaser shall use the Product and Software furnished by Kyocera solely in accordance with the terms of this Agreement, and Purchaser shall not, directly or indirectly, disassemble, decompile, reverse engineer, or analyze the physical construction of, any of the Product or Software or any component thereof for any purpose.

12. TERM AND TERMINATION. This Agreement shall become effective as of the Effective Date and shall remain in effect for the period of one (1) year thereafter and shall apply to all P.O.s for the purchase, sale and delivery of Product during this period, Kyocera shall have the right to terminate this Agreement and/or to cancel or hold any and/or all orders placed by Purchaser and any and/or all shipments of Product, regardless of any prior confirmation or acceptance by Kyocera, if: (a) Purchaser is or becomes insolvent; (b) Purchaser makes an assignment for the benefit of creditors, or a receiver is appointed to take charge of all or any part of Purchaser's assets or business; (c) Purchaser is the subject of a bankruptcy or reorganization proceeding, whether voluntary or involuntary; (d) Purchaser fails to timely perform any of its obligations under this Agreement and such failure is not cured within ten (10) days after Kyocera gives written notice to Purchaser of such failure; or (e) Purchaser is in default under the terms of the license under Section 8.

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13.   LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9 OF
THIS AGREEMENT, KYOCERA MAKES NO WARRANTIES IN THIS AGREEMENT AS TO PRODUCT, SOFTWARE, TECHNOLOGY, MATERIALS, SERVICES, INFORMATION OR OTHER ITEMS IT FURNISHES TO PURCHASER OR ITS CUSTOMERS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR THAT SUCH ITEMS ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THUD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, NO WARRANTY SHALL EXTEND TO ANY SOFTWARE OR ANY PROTOTYPE AND/OR PREPRODUCTlON PRODUCT. SUCH SOFTWARE, PROTOTYPE AND/OR PREPRODUCTION PRODUCTS ARE ACCEPTED BY PURCHASER "AS IS" AND "WITH ALL FAULTS."

IN NO EVENT SHALL KYOCERA BE LIABLE TO PURCHASER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL DAMAGES, ARISING OUT OF THE USE OR INABILITY TO USE, OR THE DELIVERY OR FAILURE TO DELIVER, ANY OF THE PRODUCT OR ANY SOFTWARE, EVEN IF KYOCERA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER PURCHASER'S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. FURTHER, THE ENTIRE LIABILITY OF KYOCERA, AND THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER. FOR ANY CLAIM OR CAUSE OF ACTION ARISING HEREUNDER (WHETHER IN CONTRACT, TORT, OR OTHERWISE) SHALL NOT EXCEED THE PURCHASE PRICE PAID FOR THE PRODUCT WHICH IS THE SUBJECT OF SUCH CLAIM OR CAUSE OF ACTION.

14. RESTRICTIONS ON DISCLOSURE AND USE. All documentation and technical and business information and intellectual property in whatever form recorded that a party not wish to disclose without restriction ("information") shall remain the property of the furnishing party and may be used by the receiving party only as follows. Such Information (a) shall not be reproduced or copied, in whole or part. except for use as expressly authorized in this Agreement; (b) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed or upon any termination of this Agreement; and (c) shall be disclosed only to employees or agents of a party with a need to know. Moreover, such formation shall be used by the receiving party only for the purpose contemplated under this Agreement or in the exercise of its rights it may receive expressly under the provisions of this Agreement. Unless the furnishing party consents in this Agreement or otherwise in writing, such information shall be held in strict confidence by the receiving party. The receiving party may disclose such Information to other persons, upon the furnishing party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving party to perform itself and further provided such other person agree in writing (a copy of which writing will be provided to the furnishing party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing party. These restrictions on the use or disclosure of Information shall not apply to any Information: (i) which can be proven to be or have been independently developed by the receiving party or lawfully received free of restriction from another source having the right to so furnish such Information; or (ii) after it has become generally available to the public without breach of this Agreement the receiving party: or (iii) which at the time of disclosure to the receiving party was known to such party free of restriction and clearly evidenced by documentation in such party's (possession; or (iv) which the disclosing party agree in writing is free of such restrictions. The terms of this section 14 are in addition to the confidentiality obligations of any non-disclosure agreement between the parties. In the event of any inconsistency between the terms of such agreement and the terms contained herein, those terms which most protective of the Information shall prevail.

15. SCOPE OF INFORMATION. Information is subject to section 14 whether delivered orally or in tangible form and without regard to where it his been identified or marked as confidential or otherwise subject to Section 14. Each party agrees to use its best efforts to mark or otherwise identify proprietary all Information it desire to be subject to the terms of those provision before furnishing to the other party. And, upon request, a party shall promptly identify whether specified information must be held by the requesting party subject to Section 14. Information which is delivered orally may be summarized in writing by the disclosing party and delivered to the receiving party within forty-five (45) days after disclosure thereof.

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16. COMPLIANCE WITH EXPORT AND RE-EXPORT LAWS. Purchaser acknowledges that the
Product sold hereunder and certain technical information that may be provided hereunder are subject to U.S. export control laws. Purchaser understands that all Product, proprietary data, know-how, software or other data or information obtained by Purchaser from Kyocera is considered to be United States technology and is licensed for export and re- export by the United States Government. Purchaser therefore agrees that it will not, without prior written consent of Kyocera and the office of Export Control, United States Department of Commerce, Washington, DC 20230, U.S.A., knowingly export, re-export or cause to be exported or re-exported, either directly or indirectly, any such Product, proprietary data, know-how, software, or other data or information, or any direct or indirect product thereof, to any destination prohibited or restricted under United States law. Purchaser understands that the list of prohibited or restricted destination may be amended from time to time by the United States Department of Commerce and that all such amendments shall be applicable to this Agreement. Purchaser agrees that no Product, proprietary data, know-how, software, or other data or information received from Kyocera will either be directly or indirectly employed in missile technology, sensitive nuclear, or chemical biological weapons end uses or by such end users. Purchaser further acknowledges that Products are for the specific end-use of resale to civil end-users.

17. ASSIGNMENT. Purchaser shall not assign this Agreement or any right or interest under this agreement, nor delegate any obligation to be performed under this Agreement without Kyocera's prior written consent, which consent shall not be unreasonably withheld. Any attempted assignment in contravention of this
Section 17 shall be void.

18. APLLICABLE LAW. The interpretation, validity and enforcement of this Agreement shall be governed by the laws of the State of California, excluding the U.N. Convention on International Sale of Goods, and without regard to conflict of laws principles. All disputes arising in connection therewith shall be heard only by a court of competent jurisdiction in San Diego County, California, and the prevailing party in any legal proceeding shall be entitled to recover its reasonable attorneys' fees incurred in connection therewith.

19. MISCELLANEOUS PROVISIONS. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No addition to or modification of this Agreement shall be effective unless made in writing and signed by the respective representatives of Kyocera and Purchaser. Any delay or failure to enforce at any time any provision of this Agreement shall not constitute a waiver of the right thereafter to enforce each and every provision thereof. If any of the provisions of this Agreement is determined to be invalid, illegal, or otherwise unenforceable, the remaining provisions shall remain in full force and effect. The parties' rights and obligations which by their sense and context are intended to survive any termination or expiration of this Agreement shall so survive. Any notice or other communication made or given by either party in connection with this Agreement shall be sent via facsimile (with confirmation) or by registered or certified mail, postage prepaid, return receipt requested, or by courier service addressed to the other party at its address set forth below. The relationship between kyocera and Purchaser is that of independent contractors. This agreement is not to be construed to create, or to authorize the creation of, any employment, partnership, or agency relation or to authorize Purchaser to enter into any commitment or agreement binding on Kyocera or to allow one party to accept service of any legal process addressed to, or intended for, the other party. Purchaser shall not make any warranties, guarantees or any other commitments on behalf of Kyocera.

This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original and, which taken together, shall be deemed to constitute the Agreement when a duly authorized representative of each party has signed a counterpart. Each party agrees that the delivery of the agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as

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evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Kyocera Wireless Corp.                  Brightstar Corporation

By: /s/ Masahiro Inove                  By: /s/ R. Marcelo Claure
    -------------------------               ---------------------
Name:  Masahiro Inove                   Name: R. MARCELO CLAURE
Title: CEO                              Title: PRESIDENT & CEO

Address:                                Address:
Kyocera Wireless Corp.                  Brightstar Corporation
10300 Campus Point Drive                2701 NW 107th Ave.
San Diego, CA 92121                     Miami, FL 33172
Attn: President                         Attn: Marcelo Claure, CEO
Facsimile: (858)882-3650                Facsimile: 305-513-8676
Phone: (858) 882-2100                   Phone: 305-477-8676

With a copy to:                         With a copy to:
Legal Counsel                           [ILLEGIBLE]
Facsimile: (858)882-3650

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